                       [LETTERHEAD OF GFS BANCORP, INC.]


FOR FURTHER INFORMATION CONTACT:
    STEVEN L. OPSAL, PRESIDENT             FOR IMMEDIATE RELEASE
    GFS BANCORP, INC.                           JUNE 24, 1996
    P.O. BOX 30
    GRINNELL, IOWA  50112
    PHONE:  (515)  236-3121


                              GFS BANCORP,  INC.
                      DECLARES INCREASE IN CASH DIVIDEND

GRINNELL, IOWA (NASDAQ: "GFSB") --- GFS Bancorp, Inc., the parent company for Grinnell Federal Savings Bank, is pleased to announce that the Corporation will pay a cash dividend of 10 cents ($.10) per share for the fourth quarter of 1996. The dividend will be payable on July 26, 1996 to shareholders of record on July 12, 1996. This reflects a 33% increase over the $.075 per share cash dividend paid in the four previous quarters.

GFS Bancorp serves primarily Poweshiek County, and, to a lesser extent, portions of Marshall, Iowa, Mahaska, Tama and Jasper Counties, Iowa through its office located at 1025 Main Street, Grinnell, Iowa. At March 31, 1996, GFS Bancorp exceeded all applicable regulatory capital requirements on a fully phased-in basis.

As of March 31, 1996, the Company had total assets of $80.9 million and stockholders' equity of $9.7 million. The Company's stock is traded on the Nasdaq SmallCap Market under the symbol "GFSB".